Exhibit 10.20

PROMISSORY NOTE

$308,000	October 17, 2025

For value received, Cuentas, Inc., a Florida corporation (the “Maker”), hereby promises to pay to AM LAW LLC, a law firm located at 10743 SW 104th Street, Miami, Florida 33176 (the “Holder”), the principal sum of Three Hundred Eight Thousand Dollars ($308,000) (the “Loan”), together with interest on the principal balance of the Loan from time to time outstanding, in lawful money of the United States of America and in immediately available funds, pursuant to the terms and conditions set forth below (this “Note”). General Terms.

(a) All amounts outstanding under this Note, including all accrued but unpaid interest and other amounts payable under this Note, shall be due and payable upon the earlier of (i) consummation of an equity financing transaction for capital raising purposes in an aggregate amount of at least $2,000,000 (a “Qualified Financing”) or (ii) one year following the execution date of the note (the “Maturity Date”). Any failure to pay by the Maturity Date after notice in accordance with Paragraph 5 below, shall constitute an Event of Default, with interest accruing at the default rate of 6% per annum until paid in full.

(b) Interest on the Loan shall accrue at a rate of 2.0% per annum (the “Interest Rate”) on the outstanding principal balance of the Loan from the date the Loan was made until the Loan is paid in full, whether at maturity, upon acceleration, by prepayment, or otherwise. All computations of interest shall be made based on a year of 365 or 366 days, as the case may be, and the actual number of days in the year elapsed. Interest shall accrue on the Loan on the day on which the Loan is made and shall not accrue on the Loan on the day on which it is repaid in full.

2.	Conversion Rights.

a)	The Holder shall have the right, at its option, to convert up to One Hundred Fifty four Thousand Dollars ($154,000) of the outstanding principal amount of this Note into shares of common stock of the Maker at a conversion price of $0.42 per share (the “Conversion Right”). At any time before the Maturity Date, the Holder may convert the amount by delivering written notice to the Maker specifying the amount to be converted.

b)	The Maker shall have the right, at its option, at the Maturity Date or Qualified Financing date to convert up to One Hundred Fifty four Thousand Dollars ($154,000) of the outstanding principal amount of this Note and accrued interest into shares of common stock of the Maker at a conversion price of $0.42 per share (the “Maker Conversion Right”).

c)	With respect to any shares of common stock issued upon exercise of the Conversion Right (the “Conversion Shares”), and provided that the shares are not entitled to be sold under Rule 144, the Holder shall have piggyback registration rights, on one occasion, to include up to fifty percent (50%) of such Conversion Shares in any registration statement on Form S-1 filed by the Maker (the “Registration Statement”), subject to the approval of the managing underwriter or investment banker for such offering. The Maker shall give written notice to the Holder of its intent to file the Registration Statement at least thirty

(30) days before the filing. The Holder shall have five (5) days following receipt of such notice to request inclusion of the Conversion Shares in the Registration Statement by written notice to the Maker specifying the number of Conversion Shares to be included.

3.	Prepayments.

Subject to the written consent of the Holder and its conversion rights, the Maker may prepay the Loan in whole or in part at any time or from time to time, without incurring any premium or penalty of any kind. No prepaid amount may be reborrowed.

4.	Other Terms.

(a) Any payments made under this Note shall be applied first to accrued but unpaid interest, and the balance, if any, shall be applied to the outstanding principal amount of the Loan.

(b) If any payment of principal or interest under this Note is due on a day that is not a business day, such fee will be due on the next succeeding business day.

(c) Payments under this Note shall be made regardless of any existing credit facilities or their terms. This Note and the security interests granted under the Security Agreement shall not be subordinated to any other obligations of the Maker without the prior written consent of the Holder.

5.	Default.

The occurrence of any one or more of the following events with respect to the Maker shall constitute an event of default hereunder (each, an “Event of Default”), if and only if written notice is given and a cure period described below:

(a) if the Maker shall fail to pay when due any payment due under this Note in accordance with Section 1 and such failure shall continue for thirty (30) business days after the due date thereof and notice to Maker by Holder; or

(b) (i) if the Maker shall voluntarily commence any proceeding or file any petition seeking relief under any Federal, state or foreign bankruptcy, insolvency or similar law now or hereafter in effect, or if any action is taken by the Payee that could impair or adversely affect the security interests, such impairment to be determined by an independent third-party arbitrator and subject to a cure period of not less than 30 days following written notice, (ii) if the Maker shall apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Maker or for a substantial part of the Maker’s assets, (iii) if a proceeding shall have been instituted by any person in a court having seeking a decree or order for relief in respect of the Maker in an involuntary case under any Federal, state or foreign bankruptcy, insolvency or similar law, or for the appointment of a receiver, liquidator, assignee, trustee, custodian, sequestrator, conservator or other similar official of the Maker, or for any substantial part of the Maker’s assets, or for the winding-up or liquidation of its affairs, (iv) if the Maker shall file an answer admitting the material allegations of a petition filed against the Maker in any such proceeding, (v) if the Maker shall make a general assignment for the benefit of creditors or (v) if the Maker shall take any action for the purpose of effecting any of the foregoing.

Upon the occurrence of an Event of Default described in clause (a) above, the Maker shall have ninety (90) days following receipt of written notice from the Holder to cure such default (the “Cure Period”). If such default is not cured within the Cure Period, the entire unpaid principal balance hereof and any accrued but unpaid interest or other amounts payable hereunder shall become immediately due and payable.

Any disputes regarding an Event of Default shall be resolved through binding arbitration administered by the American Arbitration Association (AAA) in accordance with its Commercial Arbitration Rules. The arbitration shall be conducted in Miami-Dade County, Florida, by a single arbitrator selected in accordance with AAA rules. The arbitrator shall be a licensed Florida attorney with a minimum of 15 years of experience in commercial and financial matters. Each party shall bear its own attorneys’ fees and costs, and the parties shall share equally the arbitrator’s fees and administrative costs unless otherwise required by law. The arbitrator shall have the power to award any remedy that a court under Florida law could award. The arbitration proceedings and award shall be confidential, except as required by law or necessary for enforcement. Either party may seek emergency injunctive relief from a court of competent jurisdiction in Florida before, during, or after the pendency of any arbitration proceeding. The arbitrator’s award shall be final and binding, and judgment on the award may be entered in any court of competent jurisdiction in Florida.

Upon the occurrence of an Event of Default, subject to the Makers right under Paragraph 2(b) hereof, except for the notice and Cure Period set forth above, the entire unpaid principal balance hereof and any accrued but unpaid interest or other amounts payable hereunder shall automatically become immediately due and payable without the need for the Holder to give any notice to the Maker and without any right of the Maker to cure such Event of Default.

6.	Waiver.

(a) To the extent permitted by law, the Maker hereby waives presentment, protest, and notice of dishonor and protest and agrees that its liability under this Note shall not be affected by any renewal or extension in the time of payment hereof, or by any indulgences, and hereby consents to any renewals, extensions, indulgences, releases or changes, regardless of the number of such renewals, extensions, indulgences, releases or alterations.

(b) Maker acknowledges that the total principal owed to Holder of $308,000 is the aggregate amount of fees and costs due to Holder for legal services rendered during the last two years that Cuentas’ was unable to pay because of lack of cash flow and Cuentas acknowledges that the hourly billing rate of Gary Murphree, Esq. of $300 per hour for all corporate work and that the total hours expended are reasonable. Cuentas waives any and all rights to later contest the amount or the overall reasonableness of the fees.

7.	Notices.

All notices and other communications required or permitted hereunder shall be (a) (i) in writing and shall be deemed effectively given upon personal delivery (which may be evidenced by a return receipt if sent by registered mail or by signature if delivered by courier or delivery service) or (ii) sent by facsimile or by electronic mail and shall be deemed effectively given upon receipt of confirmation of delivery and (b) addressed if to the Holder or the Maker, at the address of the Holder or the Maker outlined in the books and records of the Maker from time to time.

8.	Successors and Assigns.

This Note and the obligations and/or rights hereunder shall not be assigned or transferred by either party without the express prior written consent of the other party, provided that any such consent shall not be unreasonably withheld, conditioned, or delayed, and any attempted assignment without consent shall be void. Both parties shall have equal rights to assign or transfer, subject to mutual agreement, which consent shall not be unreasonably withheld, conditioned, or delayed. Any attempted assignment without such consent shall be void. In the event of any permitted assignment by the Maker, the assignor shall remain secondarily liable for all obligations hereunder. Any assignment by the Holder shall release the Holder from all obligations upon the effective date of such assignment.

9.	Severability and Amendments.

Any provision of this Note that is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Note. No amendment, modification, termination, or waiver of any provision of this Note, nor consent to any departure by either party, the Maker, from any term of this Note, shall in any event be effective unless it is in writing and signed by both parties. Any delay or failure to enforce any provision shall not constitute a waiver of that or any other provision. Then, such waiver or consent shall be effective only in the specific instance and for the particular purpose for which it is given.

10.	Loss, etc.

Upon receipt by the Maker of evidence reasonably satisfactory to the Maker of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of indemnity or security reasonably satisfactory to the Maker, and upon prompt reimbursement to the Maker of all reasonable business expenses incidental thereto, with standard documentation, and any expense limits to be mutually agreed upon in writing, or, in the case of mutilation or transfer of this Note, upon surrender and cancellation of this Note, the Maker will make and deliver a new Note of like tenor, instead of this Note.

11.	Counterparts.

This Note may be executed through the use of separate signature pages or in any number of counterparts, and each of such counterparts shall, for all purposes, constitute one agreement binding on all the parties, notwithstanding that not all parties are signatories to the counterpart. This Note may be executed and delivered by facsimile or other form of electronic transfer.

12.	GOVERNING LAW.

THIS NOTE SHALL AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT, TORT OR STATUTE) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS NOTE, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS NOTE (INCLUDING ANY CLAIM OR CAUSE OF ACTION BASED UPON, ARISING OUT OF OR RELATED TO ANY REPRESENTATION OR WARRANTY MADE IN OR IN CONNECTION WITH THIS NOTE OR AS AN INDUCEMENT TO ENTER INTO THIS NOTE), SHALL BE GOVERNED BY, AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF FLORIDA, INCLUDING ITS STATUTES OF LIMITATIONS. THE PARTIES MAY BRING ACTIONS IN ANY COURT OF COMPETENT JURISDICTION IN THE STATE OF FLORIDA, WITH EACH PARTY

RETAINING THE RIGHT TO REMOVE TO FEDERAL COURT WHERE PERMITTED BY LAW.

13. Waiver of Jury Trial. Each Party hereby knowingly, voluntarily, and irrevocably waives any rights to a trial by jury in any legal proceeding arising out of or directly related to this Agreement, provided that such waiver is permitted by applicable law, including any claims, counterclaims, cross-claims, or third-party claims. The Parties acknowledge that this waiver is a material inducement for entering into this Agreement and that they have had an opportunity to consult with legal counsel regarding this provision. The Parties further agree that any legal proceedings will be conducted in a bench trial before a judge without a jury.

IN WITNESS WHEREOF, the undersigned has duly executed this Note as of the date first written above.

MAKER:

CUENTAS, INC.

By:
	Name:	Shalom Arik Maimon
	Title:	Chief Executive Officer